                            [Letterhead of KPMG LLP]


            Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders of
Dryden Total Return Bond Fund, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated February 24, 2005 on the statement of assets and liabilities of the Dryden Total Return Bond Fund, Inc. (hereafter referred to as the "Fund"), including the portfolio of investments, as of December 31, 2004, and the related statement of operations, the statement of changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information.


/s/ KPMG LLP
----------------------
KPMG LLP
New York, New York
April 14, 2005